Summary of Key Terms

Introduction to this Section

This section is intended as an “at a glance” summary of the key terms of your employment. We therefore recommend that you read these terms in conjunction with the enclosed Detailed Terms and Conditions which together form your contract of employment (your “Agreement”). You should also refer to Appendix 1 to the Detailed Terms and Conditions which sets out definitions of the terms used in your Agreement.

Name	Anna Cross
Employing Company	Barclays PLC (“the Company”).
Position
Your role will be Group Finance Director. You will be a member of the Group Executive Committee.

You will be an Executive Director of Barclays PLC and Barclays Bank PLC reporting to the Barclays Group Chief Executive, subject to the Articles of Association as amended from time to time.

You acknowledge that by virtue of your role you will be a PRA Senior Manager.

Start Date	23 April 2022 (your “Start Date”). Your start date for the purposes of continuous employment with Barclays is 2 September 2013.
Initial Place of Work	1 Churchill Place, London, E14 5HP and such other locations and offices as reasonably required in the performance of your duties.
Working Hours	Business hours from Monday to Friday, plus such additional hours as are required for the proper performance of your duties.
Fixed Pay
£1,725,000 per annum (or such other amount as may be set out in any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time), to be delivered 50% in cash, subject to tax and other statutory deductions and payable on the 23rd of each month. The remaining 50% will be delivered in Barclays PLC shares (“Shares”) delivered quarterly in equal amounts subject to a holding period (which for the avoidance of doubt is not a vesting or forfeiture condition) and to you completing a section 431 tax election before the first delivery of Shares. The number of Shares to be delivered for any quarter will be calculated by reference to the 10 a.m. market price on the London Stock Exchange on the date of delivery.

The Shares will be deposited with Barclays Nominee Limited (the “Nominee”), after sufficient Shares have been withheld to satisfy tax and other statutory deductions, and will be subject to a holding period during which the Shares may not be sold, transferred, charged, pledged, mortgaged or otherwise encumbered. These restrictions will lift as to 20% of the Shares on each of the first, second, third, fourth and fifth anniversaries of the date on which the Shares are deposited with the Nominee.

If your employment terminates, the Shares to be delivered on the next quarterly delivery date shall be pro-rated for the number of days from the start of the relevant quarter to your termination date. If Barclays elects to terminate your employment with pay in lieu of notice, you will not receive any Shares that would otherwise have accrued during your notice period.

Discretionary Incentive Award
You may be eligible to be considered for an award under the discretionary incentive arrangements the Barclays Group has in place from time to time, at the absolute discretion of the Barclays Group and subject to you being eligible at the relevant time up to a maximum value of 90% of Fixed Pay, or such other maximum as may be set out in any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time.

Pension and other benefits
You will be entitled to an annual pension allowance of 5% of Fixed Pay, or such other percentage as may be set out in any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time, subject to tax and other statutory deductions. You are eligible to participate in the “My Rewards” programme.

Barclays Long Term Incentive Plan
You will be eligible to be considered on an annual basis for participation in Barclays Long Term Incentive Plan or an alternative long term incentive plan at the Company’s discretion (the “Barclays LTIP”) in any year in which such a plan is operated by the Company, subject to the rules of the Barclays LTIP in force from time to time, up to a maximum value at grant of 134% of Fixed Pay, or such other maximum as may be set out in any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time.

Annual Leave	Your annual leave entitlement is 30 days per year plus the usual English public holidays. Further details are included in the Detailed Terms and Conditions.
Notice Period	Either you or the Company may terminate your employment by giving six months’ written notice. Further information on Notice is included in the Detailed Terms and Conditions.
Overtime	You will not receive any additional remuneration or time off in lieu for work performed in addition to your normal hours of work.
Confidentiality
During your employment with the Company you will have access to, and be entrusted with, confidential information and trade secrets relating to the Company, the Barclays Group and any of our clients and customers. During and after your employment you must comply with all policies and procedures relating to confidentiality, confidential information and trade secrets and any stricter policy which applies to your role.

Post-Termination Restrictions	Full details of the restrictions you will be bound by are included in the Detailed Terms and Conditions.

Acceptance

By signing this Agreement, you agree to be bound by the terms of the Agreement. This includes the Summary of Key Terms and the enclosed Detailed Terms and Conditions. This Agreement sets out the complete and exclusive agreement between you and the Company and supersedes all proposals or prior agreements, oral or written and all other communications between the parties relating to the subject matter of this Agreement. In the event of any conflict between the Summary of Key Terms and the Detailed Terms and Conditions, the Detailed Terms and Conditions will prevail. In addition, by accepting this offer you will be deemed to confirm that you have received, read, understood, agree with and will comply with the requirements detailed in the Detailed Terms and Conditions.

Yours sincerely,

______________________________        ________________________
Tristram Roberts                Date
Group HR Director

I have read, understood and agree to the terms of the Agreement (including the terms set out in the Detailed Terms and Conditions section).

______________________________        ________________________
Signature                    Date

Detailed Terms and Conditions

Introduction

About the Detailed Terms and Conditions

The purpose of the Detailed Terms and Conditions is to provide you with the relevant information on what the Company and the Barclays Group expects from its employees.

The Detailed Terms and Conditions also set out a list of key practices, guidelines and processes that the Barclays Group has developed to reflect our values, purpose and behaviour and as part of our high performance culture and, in accordance with your contractual obligations, must be adhered to at all times. Further information and policies can be found on your own business unit intranet site.

It is important that we review our policies, practices, guidelines and processes to ensure that we stay at the leading edge, enabling us to be one of the most admired financial services companies in the world. From time to time, our policies and procedures do change and you must familiarise yourself with them periodically throughout your employment. References in the Detailed Terms and Conditions to a policy, practice, guideline and / or process generally are references to the relevant policy, practice, guideline and / or process in force at the relevant time.

These detailed terms and conditions also refer to the Barclays Values. You will be expected to act in accordance with the Values as a Barclays employee, and in particular, to follow our Code of Conduct (known as the Barclays Way) at all times. The Barclays Way and further information on Barclays Values (Respect, Integrity, Service, Excellence and Stewardship) are available on the Barclays Group intranet site.

You should also refer to Appendix 1 which sets out definitions of the terms used in the Detailed Terms and Conditions.

Your Detailed Terms and Conditions of Employment

1.Introduction to this Section

This section sets out your detailed terms and conditions of employment and should be read alongside your enclosed Summary of Key Terms. These documents form your employment agreement with the Company and are referred to in this document as your or the “Agreement”. They replace your existing terms and conditions of employment. By signing the Agreement, you confirm that you have read, understood and agree to the terms set out in the Detailed Terms and Conditions.

2.Ongoing employment

This offer of employment and your continued employment are conditional on all regulatory approvals required for your role as Group Finance Director having been obtained and not having been withdrawn by the Company or a Barclays Group company following consultation with the Regulator and to your remaining fit and proper to carry out your role at all times (as assessed by the Company at its absolute discretion).

3.Place of Work and Mobility

Your place of work is as set out in your Summary of Key Terms. However, you may need to travel to other locations and offices as reasonably required in the performance of your duties. You agree that you will travel to such places (both inside and outside the UK) as the Company may reasonably require from time to time. Should the Company need to permanently change your place of work, you will be given reasonable notice of any such change.

4.Duties

4.1.During your employment with the Company you (i) acknowledge that your seniority and the fiduciary nature of your position place you in a position of trust; and (ii) agree that you will:

(a)act in a manner consistent with and which supports our purpose and values and in particular the Barclays Values;

(b)devote the whole of your working time and attention to the business of the Company and the Barclays Group;

(c)diligently and faithfully perform such duties and exercise such powers and functions as may reasonably be assigned to you by the Company in relation to its business and that of the Barclays Group to the best of your ability and with integrity, due skill, care and diligence;

(d)use your best efforts to promote and protect the interests of the Company and the Barclays Group and not do anything to harm those interests;

(e)comply with your Statement of Responsibilities and with the Conduct Rules in force from time to time;

(f)comply with all reasonable requests, instructions and regulations given by the Company and the Barclays Group and promptly provide such explanations, information and assistance as to your activities in the business of the Company and the Barclays Group as they may reasonably need;

(g)neither engage in any activities which would detract from the proper performance of your duties under this Agreement, nor (without the prior written consent of the Company) in any capacity including as director, shareholder, principal, consultant, agent, partner or employee engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever. This paragraph will not prevent you holding for investment purposes only, shares or securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange;

(h)comply with the conflicts of interest policy applicable to you and will not engage or be interested in any activities which place you in a position where your interests conflict improperly with those of the Barclays Group, its clients, customers or shareholders. The Company recognises that, on occasion, a conflict of interest may arise which is unavoidable. In such circumstances you must make the Group Chief Executive or Barclays Group Compliance aware of the issue immediately. You must not act in relation to the matter, without their written direction or approval;

(i)comply with any policies and procedures applicable to you in relation to any Barclays Group company or regulatory authorisation (including, but not limited to, any policy or procedure applicable to any Certified Role or Senior Manager role you hold from time to time); and

(j)report any actual or proposed unlawful activity or behaviour affecting the Barclays Group by you or any other employee, officer, contractor of the Barclays Group or any other person to the Group Chief Executive (or, if they are potentially involved in such unlawful activity or behaviour, to the other members of the Board) immediately on becoming aware of it.

4.2    As you are to be a director and officer of the Barclays Group you shall be a beneficiary of the indemnification of directors of officers in the articles of association of Barclays PLC (article 146) as amended from time to time. You will also have the benefit of such directors’ and officers’ liability insurance as may be purchased by Barclays from time to time, subject to its terms and conditions.

5.Fixed Pay

5.1    50% of your Fixed Pay will be paid monthly in cash on or around 23rd of each month and is subject to tax and other applicable withholdings. The remaining 50% will be delivered in Shares, quarterly in equal amounts subject to a holding period (restrictions lifting as to 20% on the first, second, third, fourth and fifth anniversaries of the date on which the Shares are deposited with the Barclays nominee). Your Fixed Pay and allowances will accrue on a daily basis and will be paid pro rata if you are employed for part of a month, for that element payable in cash, or for part of a quarter, for that element delivered in Shares. The Fixed Pay set out in the Summary of Key Terms is your Fixed Pay prior to participation in any salary sacrifice arrangements. If you participate in any such arrangements via My Rewards, your Fixed Pay would be reduced as appropriate to reflect the terms of your participation, and your post sacrifice Fixed Pay will be reflected in your payslip.

5.2    Your Fixed Pay will be reviewed (including its delivery), without commitment to increase, if and when a new Directors’ Remuneration Policy is approved by shareholders or at any other time permissible under any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time. The Company may deduct from any payments to you any money owed to any Barclays Group Company.

6.Discretionary incentive award

6.1    You may be eligible to be considered for a discretionary incentive award on an annual basis up to a maximum of 90% of Fixed Pay, or such other maximum as set out in any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time. The value, form, conditions of delivery and timing of any such awards are at the Barclays Group’s discretion, in accordance with its approach to discretionary incentive awards, as amended from time to time. This discretion includes the right to make the award or a proportion of the award in a form other than cash, including an award of Shares and to defer an element of an award under the terms of a Barclays Group incentive plan.

6.2    Any discretionary incentive award will only be made if, at that time, you are in employment with the Barclays Group and are not under notice of the termination of your employment (whether given or received) subject to the discretion of the Remuneration Committee to be applied in accordance with the terms of any Barclays Directors’ Remuneration Policy approved by shareholders and as applicable from time to time.

6.3    You will be eligible to be considered on an annual basis for participation in the Barclays LTIP or an alternative long term incentive plan at the Company’s discretion in any year in which such a plan is operated by the Company subject to the rules of the Barclays LTIP in force from time to time, up to a maximum value at grant of 134% of Fixed Pay or such other maximum, as set out in any Barclays Director’s Remuneration Policy approved by shareholders and as applicable from time to time. Any award or recommendation shall be at the absolute discretion of the Company.

6.4    If you are subject to any investigation or disciplinary process at the time when communication, payment or making of any payment and/or award would otherwise occur, then the delivery of that payment and/or award will be suspended. If on conclusion of any investigation and/or disciplinary process, you are dismissed for gross misconduct or cause, then no payment and / or award will be made to you. If no disciplinary action (or disciplinary action short of dismissal) is taken against you, then a payment and/or award may be made to you after the conclusion of that process. However, the amount of any award and/or payment to which you are entitled may be reduced by the Company in its sole discretion. For the avoidance of doubt, any award and/or payment may be reduced to nil in such circumstances.

6.5    Notwithstanding paragraph 6.4 any unpaid or unvested award (or portion of an unpaid or unvested award) may be reduced (‘malused’) (to nil if appropriate) at the discretion of a Barclays Group company. For the avoidance of doubt, a Barclays Group company may exercise its discretion including as a result of:

(a)Barclays PLC or any subsidiary's financial statements having been materially restated for the period for which the award was made other than restatement due to a change in accounting policy or to rectify a minor error; or

(b)The Barclays Group or any business unit having suffered a material downturn in its financial performance; or

(c)Your actions having, in the reasonable opinion of the Remuneration Committee, following consultation with the Company:

i.deliberately misled the management of the Company, the market and/or Barclays shareholders regarding the financial performance of Barclays or of any subsidiary;

ii.caused harm to the reputation of the Barclays Group;

iii.amounted to misconduct, negligence, incompetence or poor performance (“misconduct”, "negligence", "incompetence", and "poor performance" as determined by the Remuneration Committee acting in good faith, following consultation with the Company); or

(d)The Barclays Group or any of its subsidiaries, in the reasonable opinion of the Remuneration Committee, following consultation with the Barclays Board Risk Committee, has suffered a material failure of risk management.

6.6     Should a Barclays Group company become aware that the amount of any award that has been paid or released to you was calculated on the basis of any false, incorrect or misstated information, then, that company may, within one year of any such payment or release being made, request that you repay any amount (or part of any amount) as may be determined in that company’s discretion, acting in good faith. You agree that in the event a repayment obligation arises the Company is authorised to deduct the appropriate amount from your Fixed Pay or any other amounts due to you.

6.7    Within the Barclays Group, certain roles are designated as “Material Risk Taker” (MRT) roles. As you are a MRT and PRA Senior Manager, at any time within a seven-year period (extending to ten years in the circumstances described below) from the date on which any variable remuneration is awarded to you in respect of a period for which you are a MRT and Senior Manager (the “Relevant Variable Remuneration”), if a Barclays Group company determines that:

(a)your actions or omissions at any time have, in the reasonable opinion of the Barclays Group company amounted to misbehaviour or material error; and/or

(b)a Barclays Group company or the relevant business unit has suffered a material failure of risk management,

then, without prejudice to any Barclays Group company’s other remedies, the Barclays Group company may require that you repay an amount, not exceeding the value of the Relevant Variable Remuneration. The repayment (‘clawback’) shall be of such value as may be determined in the Barclays Group company’s discretion acting in good faith, to such Barclays Group company and on such terms as it may direct.

Please note that as you are a PRA Senior Manager, the seven-year period can be extended to ten years in circumstances where either Barclays or a Regulator (including any overseas authority) has commenced an investigation which could potentially lead to the application of clawback were it not for the expiry of the seven year clawback period.

In respect of paragraph (b) above, the Barclays Group company shall take into account your proximity to the applicable failure and your level of responsibility before any request for repayment is made. In respect of paragraphs (a) and (b) above, before any request for repayment is made, the Barclays Group company shall take into consideration whether you (i) have participated in, or were responsible for, conduct which resulted in significant losses to the Barclays Group or (ii) failed to meet appropriate standards of fitness and propriety.

For the avoidance of doubt, the whole or any part of the Relevant Variable Remuneration can be clawed back if the Barclays Group company makes its determination within seven years (or ten years in the circumstances described above) from the date that the Relevant Variable Remuneration was awarded to you even if an event falling within (a) or (b) above occurred prior to the date of the award.

The determination of what constitutes “misbehaviour”, “material error”, “material failure of risk management”, “significant losses” and “appropriate standards of fitness and propriety” shall all be determined by the Barclays Group company acting in good faith.

You agree that in the event a Barclays Group company makes a repayment determination, you shall repay the amount subject to that determination within the time period specified in the determination. You further agree and provide authorisation for the Company and any other Barclays Group company to deduct the appropriate repayment amount from your Fixed Pay or any other amounts due to you, to the full extent permitted under local law, whether from the Company or any other Barclays Group company.

You acknowledge that (in addition to its rights at paragraph 17 (Amendments to terms and conditions of employment) the terms of this paragraph 6.7 may be amended by the Company to the extent deemed reasonably necessary in order to comply with law, regulations or guidance published by any regulatory authority or other relevant authority from time to time.

This paragraph shall apply in addition to the general right of repayment set out in paragraph 6.6 of the Agreement.

6.8    A payment of cash and / or a release of Shares or other instruments under an award will be subject to tax and other applicable withholdings and will be subject to the rules of any applicable incentive plan as amended from time to time. For the avoidance of doubt, any tax liability which arises in excess of the statutory withholdings that the Company is required to make will be your responsibility.

6.8    A release or grant of Shares will only be made at a time when Barclays is not subject to any restrictions (such as the requirements of the Market Abuse Regulation as to closed and / or prohibited periods) on the granting or release of awards.

6.9    You agree that you will not put in place personal hedging strategies, insurance contracts or any other arrangements designed to undermine the risk alignment effects (whether by means of share price fluctuations, the operation of malus and / or clawback or by any other means) of your variable remuneration. Contravening this restriction would be considered a disciplinary offence, which could result in action up to and including dismissal for cause/gross misconduct.

6.10    For the avoidance of doubt, any awards made to you will not form part of your pensionable pay.

6.11    You have no contractual right to receive an award, and the making of an award in any year does not give rise to any obligation on the Barclays Group to, or legitimate expectation that the Barclays Group will, make an award in any future year.

7.Benefits

7.1    The Company operates My Rewards, a flexible benefits programme for its employees that provides you with the opportunity to choose your benefits from a range included in the programme. Benefits available to you are set out in full on the My Rewards website.
7.2    The Company has the right at its absolute discretion to amend or withdraw the benefits included in My Rewards at any time and without any compensation or notice to you and / or replace My Rewards with an alternative programme at its discretion.

7.3    Participation in any benefits scheme under My Rewards is subject to the rules of the relevant schemes, which may vary from time to time, and is subject to you satisfying any applicable requirements of the insurers or third party providers (where relevant). Scheme rules, including any exclusions or terms and conditions relevant to participation, will be published via My Rewards. Employees must read the guidance provided. Help lines are published to aid employees in the event of any query. Any failure to meet scheme rules will result in exclusion from participation.

8.Annual Leave

8.1    Your annual leave entitlement is set out in the Summary of Key Terms. The Company’s annual leave year runs from 1 April to the 31 March the following year. Your annual leave dates must be agreed in advance with the Group Chief Executive. You are obliged to take all your annual leave entitlement in the relevant year. However, a maximum of 5 days’ annual leave may be carried over to the next annual leave year with the express written consent of the Group Chief Executive.

8.2    On leaving the Company’s employment, the Company reserves the right to ask you to take any unused accrued annual leave during your Notice Period. Alternatively, at the Company’s sole discretion you may be paid Fixed Pay pro rata in lieu of any (accrued but untaken) annual leave entitlement. If you have taken more annual leave than your accrued entitlement, you may be required to repay to the Company an amount equivalent to any annual leave taken in excess of your pro rata annual leave entitlement, and the Company is authorised to deduct the appropriate amount from your final cash instalment of your Fixed Pay or any other sum owed by the Company to you at the Termination Date.
9.Intellectual Property

9.1For the purposes of this paragraph:

"Intellectual Property Rights" means (i) copyright and related rights, patents, know-how, rights in undisclosed or confidential information, trade secrets, database rights, Inventions, semi-conductor topography rights, and rights in trademarks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, (iii) rights to use such assets listed in (i), (ii) and (iv) under licences, consents, orders, statutes or otherwise, and (iv) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Invention” means any invention, idea, discovery, development, improvement or innovation made, whether or not patentable or capable of registration, and whether or not recorded in any medium; and

"Works" means all documents, materials, software, photographic or graphic works of any type, and other materials in any medium or format (whether in final form or otherwise and including any preparatory materials) which are created or developed, or are in the process of being created or developed by you or on your behalf or by the Company in the course of your employment with the Company or for the benefit of the Company (whether conceived, or made during normal working hours, in your normal place of work, using Company premises or resources or in conjunction with others, or otherwise).

9.2You will promptly disclose and deliver up to the Company all and any Works. You agree to provide the Company with all originals and copies of all correspondence, documents and other materials in whatever medium or form relating to or concerning the Works and the Intellectual Property Rights they contain.

9.3You agree that you will only use the Works to perform your obligations under your Agreement and that you will not make personal copies of any Works other than for the purposes of your employment with the Company.

9.4You acknowledge that you have, and will have at all times while you are employed by the Company, a special obligation to further the interests of the undertakings of the Company.

9.5Works and all and any Intellectual Property Rights in the Works (including current and future Intellectual Property Rights) (“Company IPR”) shall belong to and automatically vest in and be the absolute property of the Company, or such Barclays Group company as the Company may direct, to the fullest extent permitted by law.

9.6To the extent that ownership of the Works and Company IPR does not automatically vest in the Company by operation of law, you hereby assign to the Company (or such Barclays Group company as the Company may direct) with your entire right, title and interest in, all Works and Company IPR. This assignment shall take effect upon the creation of each of the Works (or part of the Works) and / or Company IPR.

9.7You agree that you will immediately, upon request and at the Company’s expense, provide all such documents and assistance as may be necessary to vest the Works and Company IPR in the Company, to enable the Company to enjoy the full benefit of the Company IPR, and to enable the Company to enforce its Intellectual Property Rights against third parties or defend claims brought against the Company in relation to any Company IPR.

9.8You unconditionally and irrevocably waive your moral rights in relation to existing and future Works and Company IPR, including your right to be identified as the author of the Works and not to have the Works subject to derogatory treatment. You acknowledge that, except as may be expressly provided by law, no further remuneration or compensation other than that provided for under your Agreement is or may become due to you in respect of your compliance with this paragraph 9.

9.9When your Agreement expires or terminates, for whatever reason, you will immediately deliver up to the Company all Works in your possession or under your control, and under no circumstances may any Works be retained by you except with the prior written consent of the Company.

10.Confidentiality

10.1During your employment with the Company or at any time afterwards, you must not disclose to any person or make use of any Confidential Information or trade secrets that you have obtained in the course of your employment. This includes information that you have acquired in the course of your employment concerning the business or affairs of the Company and/or any other Barclays Group company or our customers, clients, suppliers or agents. You are required to use your best efforts to prevent the unauthorised publication or disclosure of any such Confidential Information. Exceptions to this are the use of information for the proper performance of your duties under your Agreement, where the Company has given written consent or disclosure is required by law, where the information is already in or comes into the public domain (other than by your unauthorised disclosure). For the avoidance of doubt, nothing in your Agreement shall preclude you from making a “protected disclosure” within the meaning of section 43A of the Employment Rights Act 1996 to the Prudential Regulation Authority, the Financial Conduct Authority or, if applicable, to an overseas regulator within the meaning of section 195(3) of the Financial Services and Markets Act 2000. Nothing in this agreement or any other agreement with or confidentiality obligations informed by the Company or any member of the Barclays Group is intended to or shall prevent you from raising concerns in line with Barclays’ internal reporting processes or making any disclosure to governmental bodies, law enforcement authorities and/or regulators as permitted or required under applicable law or regulation.

10.2During your employment or at any time afterwards, you must not make any copy or record (whether recorded in writing, on computer disc, electronically or otherwise) of any Confidential Information, unless this is required for the proper performance of your duties under your Agreement. Any such information belongs to the Barclays Group and must be returned by you either at any time during the course of your employment on the request of the Company and, in any event, immediately on termination of your employment.

10.3For the purposes of your Agreement, “Confidential Information” means information concerning the business, affairs, finance, clients or trade connections of the Company, any member of the Barclays Group, or any of their customers, clients, suppliers or agents. This includes but is not limited to:

(a)commercially sensitive information or trade secrets;

(b)corporate and marketing strategy, business development plans, sales reports and research results;

(c)business methods and processes, technical information and know-how relating to the Barclays Group’s business and which is not available to the public generally, including inventions, designs, programmes, techniques, database systems, formulae and ideas;

(d)business contacts, lists or details of clients and suppliers and details of contacts with them, their business or affairs, including client names and client contact details, financial and personal affairs, and trading history and methodology;

(e)information on employees and the terms and conditions of their employment, details of employee benefits, incentive schemes/plans, salary scales and/or current or anticipated trade union/employee disputes;

(f)information or details of any actual, potential or threatened litigation, legal action, claim, dispute or arbitration against or with any member of the Barclays Group or any current or former director, officer or employee of the Barclays Group in such capacity and any information in respect of provisions for any such action;

(g)budgets, management accounts, trading statements and other financial reports;

(h)unpublished price sensitive information relating to shares or securities listed or dealt in on any recognised stock exchange; and

(i)any other information which any member of the Barclays Group or any of its employees or consultants has identified (orally, in writing, or by its or their actions) as being secret or confidential in nature or which would reasonably be considered as confidential.

11.Regulatory compliance and dealing codes

11.1The nature of the Barclays Group’s business is such that it is authorised and regulated by the Regulator.

11.2It is your responsibility to know, understand and comply with all legal, regulatory and governance obligations, including the provisions of the Risk and Compliance requirements that are relevant to you. If you are in any doubt as to your responsibilities in this regard or the rules which apply to you, you must contact Barclays Group Compliance. You must at all times and in all respects comply with the UK Corporate Governance Code.

11.3You must comply with any Conduct Rules and any other regulatory obligations applicable to you. In particular, if you are an Approved Person, you must comply with the Regulator’s statement of principles and code of practice for Approved Persons. You must comply with the relevant Barclays Group company’s requirements on fitness and propriety. Failure to comply with any of the above may result in investigation by the Regulator, the Company, and / or disciplinary action and / or performance management being taken against you by the Company which may result in the termination of your employment.

11.4You agree to be bound by and comply with the Barclays Group Securities Dealing Code and with any more stringent dealing rules applicable to you or the area of the business in which you work. In particular, you agree not to make any investment, directly or indirectly, in any company or business which is a customer or client of the Barclays Group and which may in the reasonable opinion of the Company be expected to cause your personal or family interests to conflict with your duty to the Company in any respect. You also agree to comply with any shareholder requirement that is communicated from time to time.

11.5Any incentives or compensation payable to you by the Company or a Barclays Group company (under this Agreement or otherwise, including any guaranteed or conditional amounts and including, where applicable, the payment and settlement schedule and split of cash and Shares as set out in your Agreement) are subject to limitation or modification to the extent reasonably deemed necessary by the Barclays Group company including in order to remain consistent with Barclays Group remuneration policies and practices (as amended from time to time) or to comply with laws and regulations, including any regulations or guidance published by the Regulator (or other regulatory authority) from time to time.

12.Data Protection

The Barclays Group is committed to protecting your personal data. The Company will use your information for administrative and other purposes related to your employment and the conduct of the business of the Barclays Group, for example for remuneration and benefits, and for monitoring of employee compliance with IT policies and applicable law concerning the use of IT systems. The Company may share your information with our trusted third parties (for example insurers, pension scheme trustees, banks and other employers following a business transfer or merger or in the form of references) for these purposes, which may include recipients in another country. The Company may also be required to share your information with UK and overseas regulators and authorities in connection with their duties. For more detailed information on how and why the Company uses your information, including the rights in relation to your personal data, and the legal grounds for using it, please refer to Barclays staff fair processing notices, which can be found on your intranet, or you can request a copy from us.

13.Expenses

Any expenses incurred by you must be approved and claimed in accordance with the applicable expenses policy and procedures in force from time to time.

14.Attendance at work

14.1Your Summary of Key Terms will provide you with details of the particular working pattern that applies to you, and any specific arrangements that may apply regarding changes to this pattern.

15.Sickness absence

15.1If you are unable to work through ill health or injury you must report this to the Group Chief Executive (or such other person as may be notified to you from time to time). You shall be required to provide the Company with satisfactory evidence of your incapacity in accordance with the provisions set out on your intranet. You may be asked to submit to an examination by a medical practitioner of the Company’s choice, and you hereby agree to co-operate with such an examination and to authorise the full disclosure of any resulting report to Barclays.

15.2Your entitlement to and/or the payment of Fixed Pay and any allowances during periods of sickness will be subject to the absolute discretion of the Company, you following the requirements regarding notification and certification of absence as set out on your intranet and the Company being satisfied that you are unable to work due to illness or injury. The Company’s policy in place at the time of absence on the payment of Fixed Pay and allowances during periods of sickness can be found on your intranet.

15.3The Company reserves the express right to terminate employment due to ill health, injury or other incapacity. This includes during periods when you are in receipt of sick pay or any form of income protection or ill health payment, whether under a Company benefit scheme or otherwise.

16.Other absences from work

Approval should be obtained in advance from the Group Chief Executive for extended periods of absence during working hours. If unexpected circumstances mean that this is not possible, you should inform the Group Chief Executive as soon as possible.

17.Amendments to terms and conditions of employment

17.1The Company reserves the right to review, revise, amend, replace or withdraw the contents of the Agreement and introduce new policies, practices, guidelines and procedures from time to time to reflect the changing needs of the business or any changes in legislation or regulation from time to time (including but not limited to any changes in accordance with clause 11.5).

17.2For the avoidance of doubt, where the Company retains a discretion under this Agreement (including but not limited to the discretion to make incentive award(s) to you, any matters considered in the decision whether to make such an award and the value, form, conditions and timing of delivery of any such award(s)) such discretion cannot be limited or fettered in any way other than by agreement between you and the Company which is documented formally in writing on the Company's headed paper by an authorised member of the Human Resources Department.

18.Allocation of duties

You and the Company agree that your duties will be commensurate and consistent with your positions as contemplated by this Agreement.

19.Leaving Barclays

19.1Subject to paragraph 2 of these Detailed Terms and Conditions the Company and you may each terminate your Agreement in accordance with the “Notice Period” paragraph set out in your Summary of Key Terms. In addition:

(a)your employment may also be terminated by the Company without notice or pay in lieu of notice if you commit an act of gross misconduct or cause, which may include failure to comply with any policies and/or procedures including those referred to in this Agreement, lack of competence, serious breach of this Agreement or improper or unethical behaviour; and

(b)the Company may (without notice, pay in lieu of notice or incurring any obligation to pay compensation) immediately terminate your employment if you:

i.are convicted of any criminal offence (other than a minor offence which, in the opinion of the Company, does not affect your position as an employee of the Company); or

ii.are guilty of any act of dishonesty or serious misconduct or any conduct which brings or is intended to bring any member of the Barclays Group or yourself into disrepute or may damage the business or affairs of the Barclays Group;

iii.or have been found by the Company to have materially or repeatedly breached or have not complied with the terms of this Agreement (or otherwise fail or refuse to carry out the duties assigned to you); or

iv.have breached or otherwise failed to adhere to the Barclays Group sanctions policy or process; or

v.cease to hold or fail to obtain any regulatory approvals or consents which are required for the effective discharge by you of any duties assigned to you under this Agreement; or

vi.materially breach the rules of the Regulator (including any Conduct Rules) or are deemed by the Company at any time in its absolute discretion not to be fit and proper to carry out your role; or

vii.breach any Barclays Group rules on anti-bribery or anti-corruption; or

viii.become bankrupt (or equivalent in any other jurisdiction) or become the subject of an interim order under the Insolvency Act 1986 or make any arrangements or composition with your creditors.

This sub paragraph is not exhaustive and does not restrict any other right which the Company may have (whether at common law or otherwise) to terminate your employment summarily.

19.2The termination of your employment will not affect any terms of your Agreement which are intended to operate after the Termination Date, including the paragraphs relating to Intellectual Property, Confidentiality and Post Employment Restrictions.

19.3On termination of your employment, irrespective of the reason, or at any other time when asked by the Company, you will:

(a)immediately return to the Company all vehicles, equipment and documents, whether electronic or otherwise, and any other property (of any kind) (security pass, business cards, etc) relating to the business of or belonging to the Barclays Group, together with all copies of any such documents that you have in your possession or under your control;

(b)irretrievably delete any information relating to the business of the Company or the Barclays Group stored on any computer or storage device and all information derived from the same in your possession or control and held outside of any Barclays Group premises, including, but not limited to, any tokens, applications or other data held on personal devices;

(c)resign with immediate effect from any directorships, offices or other appointments you hold within or connected to Barclays or the Barclays Group and in the event of your failure to do so, hereby irrevocably authorise the Company to appoint some person in your name and on your behalf to sign and deliver such resignations and do all things requisite to give effect to such resignations referred to in this paragraph 19.3(c);

(d)if so requested, ensure a full and timely handover of your Senior Manager responsibilities and comply with any handover policy in force from time to time;

(e)confirm in writing that you have complied fully with the terms of this paragraph and provide evidence of compliance as the Company may request; and

(f)provide Barclays or any member of the Barclays Group with such assistance as it may reasonably require in the conduct of any proceedings, or in connection with any investigations or regulatory reviews, that has or have arisen or may arise in any jurisdiction, in which Barclays or its legal advisers believes you may be able to provide assistance. This shall include, without limitation, providing documents or other records of your activities on behalf of Barclays or any member of the Barclays Group, making yourself available for interviews with Barclays’ counsel or any regulatory body or governmental authority as may be reasonably requested by Barclays, providing assistance in drafting witness statements and/or attending court or tribunal to give evidence on behalf of any member of the Barclays Group. For the avoidance of doubt, you may be required to provide such assistance in any such jurisdiction as determined by Barclays. Barclays will pay your reasonable expenses incurred in providing such assistance unless your assistance is compelled by a court of competent jurisdiction.

20.Payment in lieu of notice

20.1The Company reserves the right in its sole and absolute discretion to terminate your employment and this Agreement with immediate effect (whether or not notice has been given by either party) by giving notice in writing to you of its intention to make a payment in lieu of notice. If it does so, the Company shall make you a payment in lieu of notice equal to the cash portion of your Fixed Pay which you would have been entitled to receive if you had worked during your Notice Period or, if your Notice Period has started, the unexpired portion (the “Payment in Lieu”). Where the Company elects to make a Payment in Lieu of some or all of your Notice Period, your employment shall terminate on the date specified by the Company, regardless of when the Payment in Lieu is paid to you.

20.2    Any Payment in Lieu will be paid less tax and any applicable withholdings. You will not be entitled to receive any payment in respect of annual leave entitlement that would have accrued during the period for which the Payment in Lieu is made.

20.3    Any Payment in Lieu may at the Company’s absolute discretion be paid as a lump sum within one month of the Termination Date or in equal monthly instalments from the date on which notice is served until what would have been the end of the Notice Period provided always that if after exercising its discretion to make a Payment in Lieu the Company becomes aware of any grounds that would permit it to summarily terminate your employment any payments due under this paragraph 20.3 will cease to be payable and the net value of any Payment in Lieu that has been received by you shall be repaid as a debt to the Company within 30 days of the Company notifying you of this repayment obligation.

20.4    If the Company elects to pay the Payment in Lieu in instalments and while such payments are being made you commence alternative employment or the provision of services under a consultancy agreement, then for each month that instalments of the Payment in Lieu remain payable, the Company shall be entitled to reduce the amounts due to you by the amount of any salary, fees, benefits or bonus received by you from any alternative employment or engagement. In the event that the Company exercises its discretion to terminate your employment under this paragraph, you shall use your reasonable efforts to secure alternative employment or an engagement as a consultant as soon as reasonably practicable, subject to your obligations under this paragraph 20 and the payment of the instalments shall be conditional upon you providing the Company with reasonable evidence of such efforts.

21.Garden leave and suspension

21.1The Company may suspend you at any time from the performance of all or any of your duties:

(a)for the whole or any part of any applicable Notice Period; or

(b)for such periods and on such terms as is necessary to allow any investigation to take place (including, but not limited to an investigation by a Regulator or an investigation under the Company’s investigations or disciplinary procedures).

21.2During any period of suspension, the Company will be under no obligation to provide work for or assign any duties to you and may require you not to attend any premises of any member of the Barclays Group (other than as a customer) and may require you to:

(a)not speak to, contact or otherwise communicate with or engage with any director, consultant, agent, supplier, contractor or employee of any member of the Barclays Group other than to carry out your personal banking, or any person, firm or company who, at the date of such suspension or exclusion is a client or customer of any member of the Barclays Group unless they are members of your immediate family;

(b)meet with representatives from the Company in order to facilitate a handover of work and provide assistance with ongoing business activity; and

(c)take any annual leave which you have accrued.

21.3    During any period of suspension:

(a)your employment with the Company and the terms of your Agreement will continue and you will continue to be bound by your obligations under it (except as expressly set out in this paragraph) including, but not limited to, your obligations of confidentiality, good faith and fidelity to the Company; and

(b)you shall continue to receive your Fixed Pay and all contractual benefits in the usual way unless the Company is prevented by law from paying you.

22.Post termination restrictions

22.1You agree with the Company (for itself and as trustee and agent for each member of the Barclays Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)for a period of 6 months from the Termination Date approach, solicit or deal with any person, firm, company or other entity who is or was a customer, client or supplier of the Company or the Barclays Group and with whom you had material dealings in the course of your employment with the Company or in respect of whom you were aware of material and confidential information, in both cases within the 12-month period immediately prior to the Termination Date. Nothing in this paragraph will prohibit you from seeking or doing business which is not in direct or indirect competition with the business of the Barclays Group; and

(b)for a period of 6 months from the Termination Date, carry on, set up, be employed, engaged or interested (whether as a director, officer, shareholder, investor, principal, consultant, agent, partner or employee) in a business in the UK or in any country in the world in which the Barclays Group carries on business which is competitive or plans to be competitive with the Barclays Group in the provision of banking or financial services and such other services carried on by the Barclays Group at the date on which your employment terminates and (i) with which you were actively involved in the 12 months prior to the earlier of the termination date of your employment and the Garden Leave Date; or (ii) in respect of which you had access to financial data or confidential information. The provisions of this sub paragraph shall not, at any time following the date on which your employment terminates, prevent you from holding for investment purposes only shares or securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange and, in addition, shall not prohibit the seeking or doing of business not in competition with the business of the Barclays Group; and

(c)for a period of 12 months from the Termination Date solicit or entice away or attempt to solicit or entice away or employ or engage any director, officer or employee of executive status in the Barclays Group with whom you had material dealings within the 12-month period immediately prior to the Termination Date. For the purposes of this paragraph “employee of executive status” will include without limitation any employee of the Barclays Group with a corporate grading of Managing Director, Director, Vice President (or equivalent grades, or anything which replaces these grades) and any employees of the Barclays Group with a lower corporate grading where in the 12 months prior to the Termination Date, you have had line manager responsibilities in relation to that employee or they have had line manager responsibilities themselves or have been engaged in work or projects which in the Company’s reasonable opinion are key to its business and / or mean that they are in possession of material and confidential information relating to the Barclays Group.

22.2Each of the restrictions contained in this paragraph are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement. However, the parties agree that if any one or more of such restrictions will be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Barclays Group, but would be enforceable if words were deleted or one or more of the duration, range of activities and area covered were reduced in scope, the restrictions will be deemed to apply with such modifications as may be necessary to make them valid and effective. Any such modification will not affect the validity of any other restriction contained in this Agreement and it is agreed that each restriction in this paragraph will be construed as separate and individual restrictions.

22.3You agree that if, during either your employment with the Company or the period of the restrictions set out in this paragraph you receive an offer of employment or engagement, you will provide a copy of these restrictions to the offeror as soon as reasonably practicable after receiving the offer.

23.Further terms

23.1No omission to exercise or delay in exercising any right, power or remedy of the Company under your Agreement will constitute a waiver of that right, power or remedy.

23.2During your employment:

(a)the Company may at its discretion require that you undergo screening, including for criminal record, sanctions list and/or credit reference checks from time to time. It is anticipated that any such screening would only be undertaken if required for regulatory purposes or in order to comply with the minimum standards for the role you are undertaking; and

(b)you should advise the Company should any of the circumstances as set out in paragraph 19.1(b) of this Agreement arise or be brought against you.

23.3You acknowledge that in entering into your Agreement you have not relied on any representation or undertaking by the Company or any member of the Barclays Group whether oral or in writing, except as expressly incorporated into your Agreement.

23.4You consent to the Company monitoring your use of all Company resources and its communication and electronic equipment (including without limitation the telephone, internet blackberry, software applications and email systems) and information stored on the Company’s computer equipment, as described in your local acceptable use policy in accordance with the Barclays Group procedure and / or guidance on electronic communications. A copy of the policy that applies to you can be found on your intranet.

23.5You understand that you may, during your employment, be granted awards under the terms of one or more of the Company’s long term incentive plans or any incentive or bonus plan operated by the Barclays Group. If, on termination of your employment, you lose any of the rights or benefits under any such plans you will not be entitled, by way of compensation for loss of office or otherwise, to any compensation for the loss of any rights under any such plans.

23.6If your employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Barclays Group company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of your Agreement, you shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

24.Certifications

24.1It is your responsibility to be aware of and adhere to any lawful contractual agreement, duty or obligation you may have to any other persons, including any third party’s rights in respect of confidential information and/or intellectual property. It is the Company’s expectation that you will comply with any and all such lawful contracts, duties or obligations.

24.2You agree and certify that:

(a)having made such enquiries as set out above, you are not precluded or restricted by any term of any agreement, undertaking or court order or any duty or obligation to any third party (including but not limited to prior employers) from entering into your Agreement or undertaking or properly performing any of the duties of your employment with the Company or that you have disclosed any relevant obligations to the Group Chief Executive, and that they have confirmed that this does not prevent you from entering into this Agreement;

(b)when participating in any screening process during your employment, the information that you provide in connection your ongoing employment shall be true and accurate at the time it is given;

(c)you are not currently the subject of an investigation by any company or body into suspected bribery or corruption activity, and have never been, the subject of such an investigation where either: (i) the investigation was concluded and your conduct found to amount to misconduct; or (ii) where the investigation did not reach a conclusion because your employment (or engagement) with that company or body was terminated during the investigation (whether by mutual consent or by voluntary termination or otherwise);

(d)you are not currently, and have never been, the subject of an investigation into suspected criminal activity involving elements of dishonesty (including theft or fraud) or anti- competitive behaviour;

(e)you will not during your employment with the Company breach any third party’s rights in respect of confidential information and/or intellectual property; and

(f)you will immediately report to the Group Chief Executive, to compliance or to HR any matters which may impact your fitness and propriety to carry out your role; and

(g)you will immediately report to the Group Chief Executive, compliance or to HR any breach of a Conduct Rule by yourself or any third party of which you become aware.

Any breach of these certifications will entitle Barclays to immediately terminate your employment.

25.Third party rights

Any member of the Barclays Group may enforce the terms of this contract subject to and in accordance with the Contract (Rights of Third Parties) Act 1999. Other than members of the Barclays Group, a person who is not a party to your Agreement will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

26.Working Time

You agree that you have unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations 1998.

27.Governing law

Your Agreement is governed in accordance with the laws of England and Wales. The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in relation to any legal action or proceedings that arise out of or in connection with this Agreement.

28.Key policies, procedures and practices

28.1During your employment with the Company (and where applicable after your employment has terminated) you must comply with all applicable Barclays Group policies and procedures and any legal and / or statutory and / or regulatory obligations, including (but not limited to) Barclays Group policies and procedures on, and any other obligations relating to, anti-bribery and corruption. Such policies and procedures may be amended from time to time by the Barclays Group. Failure to do so may result in disciplinary action being taken against you, up to and including dismissal.

28.2    You should familiarise yourself with all policies and procedures that apply to your grade and business area as set out on your intranet. The Barclays Way (Code of Conduct) and the policies, guidelines and procedures on the following issues are particularly important (although this is not intended as a comprehensive list):
•anti-bribery and anti-corruption
•anti-money laundering
•competition and anti-trust
•fraud
•our Regulator’s business principles
•disclosure obligations
•data protection, confidential information and Chinese walls
•diversity and inclusion
•bullying, harassment and discrimination
•managing people, including on various types of leave and our disciplinary, capability and grievance policies
•conduct policies, including smoking, dress at work and personal relationships at work
•electronic and other forms of communications, including social media
•personal account and share dealing
•conflicts of interest and outside business interests and affiliations
•market conduct
•gifts and entertainment
•health and safety
•whistleblowing or raising concerns

28.3    Unless otherwise stated, these policies, guidelines and procedures do not form part of your Agreement.

28.4    The disciplinary and grievance rules and procedures which are applicable to your employment are set out on your intranet and may be amended from time to time by the Barclays Group. These rules and procedures do not form part of your Agreement. If you wish to appeal against a disciplinary decision you should apply in writing to the Group Chief Executive or HR contact in accordance with the Company's disciplinary procedure. If you wish to raise a grievance, please apply in writing to the Group Chief Executive or HR contact in accordance with the Company's grievance procedure.

APPENDIX 1

Definitions and interpretation

In the Agreement, the following terms have the following meanings:

"Approved Person" means any role where approval of the Regulator is required for the person to carry out that role.

“Barclays” means Barclays PLC.

“Barclays Group” means Barclays, the Company and any company which is from time to time:

(a)a holding company (as defined by Section 1159 of the Companies Act 2006) of Barclays;
(b)a subsidiary (as defined by Section 1159 of the Companies Act 2006) of Barclays or of its holding company;
(c)a company over which Barclays has control within the meaning of Section 1124 of the Corporation Tax Act 2010; or
(d)a subsidiary undertaking (as defined by Section 1162 of the Companies Act 2006) of Barclays;

and “Barclays Group company” will be interpreted accordingly.

“Certified Role” means any role that includes a function that is specified by the Regulator from time to time as a significant harm function.

“Company” means your employing entity within the Barclays Group.

“Conduct Rule” means any conduct rule specified by the Regulator from time to time which is applicable to you.

“Notice Period” means the notice period as set out in your Summary of Key Terms.

“Regulator” means the Financial Conduct Authority and / or the Prudential Regulation Authority, as may be applicable, or any successor or applicable regulatory authority.

“Remuneration Committee” means the Barclays Board Remuneration Committee (or any duly authorised delegate thereof).

“Risk and/or Compliance requirements” means a control or regulatory issue of business unit significance that is identified by the Company in its absolute discretion.

“Senior Manager” means an individual defined as a senior manager under the SMR.

“Share” means an ordinary share in Barclays PLC.

“SMR” means Senior Manager’s Regime.

“Statement of Responsibilities” means a written statement of responsibilities allocated to you in your capacity as Senior Manager.

“Termination Date” means the date on which your employment terminates.

Some capitalised terms in the Detailed Terms and Conditions are as defined in your Summary of Key Terms and any applicable Schedules unless stated otherwise. References to any statute or legislation will include any modification, re-enactment or extension of that legislation.